Exhibit 99.1

Agile Therapeutics Reports Fourth Quarter and Full Year 2014 Financial Results

Begins 2015 in a Stronger Financial Position

PRINCETON, New Jersey, March 26, 2015 - Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products, today reported financial results for the fourth quarter and year ended December 31, 2014.

Fourth quarter 2014 and other recent corporate developments include:

•                  In November 2014, expanded its Board of Directors with the appointment of John Hubbard, Ph.D., FCP, President & Chief Executive Officer of BioClinica, Inc., and former Senior Vice President and Worldwide Head of Development Operations for Pfizer, Inc., who has strong expertise leading global clinical trial operations and research and development programs.

•                  In January 2015, completed the private placement of approximately 3.4 million shares of common stock at $5.85 per share with a group of accredited investors, including both existing and new investors, resulting in net proceeds of approximately $19.3 million.

•                  In February 2015, entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. for a term loan of up to $25.0 million.  A first tranche of $16.5 million was funded upon execution of the loan agreement and was used to repay Agile’s prior term loan facility and to provide additional working capital for general corporate purposes.  Under the terms of the loan agreement, Agile may, but is not obligated to, draw an additional tranche of up to $8.5 million, prior to July 1, 2016, subject to the achievement of certain clinical milestones, which may be extended to December 31, 2016 at the discretion of Hercules.

“This past year was an important and productive one for Agile.  We made significant progress executing our business strategy with the successful completion of our initial public offering in May and the initiation of our SECURE clinical study for Twirla® in September,” said Al Altomari, President and Chief Executive Officer of Agile.  “We have continued our momentum into 2015 through the g4completion of our private placement and our debt financing which strengthened our balance sheet. We believe we are well positioned to continue the execution of our corporate strategy.”

Fourth Quarter and Full Year 2014 Financial Results

•                  Cash and cash equivalents:  As of December 31, 2014, Agile had $40.2 million of cash and cash equivalents compared to $2.1 million of cash and cash equivalents as of December 31, 2013.  In January 2015, Agile raised net proceeds of approximately $19.3 million in a private placement of common stock. Agile believes its cash and cash equivalents as of December 31, 2014, along with the net proceeds received from its January 2015 private placement and the net proceeds and interest-only period associated with the first tranche of its debt facility completed in February 2015 will be sufficient to meet its operating requirements through the end of 2016.

•                  Research and development (R&D) expenses:  R&D expenses were $5.0 million for the quarter ended December 31, 2014, and $13.4 million for the year ended December 31, 2014, compared to $1.3 million and $9.2 million for the comparable periods in 2013.  The increase in R&D expense was primarily due to CRO costs associated with the ongoing Phase 3 clinical trial for Twirla.

•                  General and administrative (G&A) expenses:  G&A expenses were $1.5 million for the quarter ended December 31, 2014, and $5.2 million for the year ended December 31, 2014, compared to $0.7 million and $3.6 million for the comparable periods in 2013.  The increase in G&A expenses was primarily due to increased professional fees and increased directors and officers insurance expense to support public company operations.

•                  Net loss:  Net loss was $6.8 million, or $0.37 per basic share for the quarter ended December 31, 2014, compared to a net loss of $2.4 million, or $45.68 per basic share for the quarter ended December 31, 2013.  Net loss for the year ended December 31, 2014 was $16.1 million, or $1.41 per basic share, compared to a net loss of $14.3 million, or $289.39 per basic share for the year ended December 31, 2013.

•                  Shares Outstanding:  At December 31, 2014, Agile had 18,634,872 shares of common stock outstanding.  An additional 3,418,804 shares of common stock were issued in connection with Agile’s January 2015 private placement.

About Agile Therapeutics, Inc.

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” related to the Company’s, projected cash position, timeline for clinical trials and potential market opportunity for its product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates”, “estimates,” “expects,” “plans,” “intends,” “may,” “could,” ‘might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, our statements about our projected cash position could be affected by market factors, the inherent risks in our business, our ability to execute the Company’s operational and budget plans, and unforeseen events in our clinical and manufacturing development plans; our statements about the timing and conduct of our clinical trial could be affected by the potential that we experience difficulty in identifying and initiating sites and enrolling subjects, we identify serious side effects or other safety issues, we do not have clinical supply of our product candidate that is adequate in amount and quality and supplied in a timely fashion, and the inherent risks of clinical development; our statements about the potential commercial opportunity could be affected by the potential that our product does not receive regulatory approval, does not receive reimbursement by third party payors, or a commercial market for the product does not develop because of any of the risks inherent in the commercialization of contraceptive products. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. All forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source:  Agile Therapeutics

Contact:  Mary Coleman — 609-356-1921

Agile Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$40,182	$2,120
Prepaid expenses	804	147
Total current assets	40,986	2,267
Property and equipment, net	12,046	11,963
Other assets, long-term	1,794	175
Total assets	$54,826	$14,405
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$3,693	$1,095
Loan payable, current portion	5,003	5,105
Warrant liability	296	644
Total current liabilities	8,992	6,844
Loan payable, long-term	9,828	9,770

Convertible preferred stock	—	69,233
Stockholders’ equity (deficit)
Common stock	2	—
Additional paid-in capital	170,396	46,872
Accumulated deficit	(134,392)	(118,314)
Total stockholders’ (deficit) equity	36,006	(71,442)
Total liabilities, convertible preferred stock and stockholders’ equity	$54,826	$14,405

Agile Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$4,977	$1,259	$13,365	$9,154
General and administrative	1,547	671	5,150	3,574
Total operating expenses	6,524	1,930	18,515	12,728
Loss from operations	(6,524)	(1,930)	(18,515)	(12,728)

Interest expense, net	(391)	(378)	(1,563)	(1,511)
Change in fair value of warrants	70	(96)	348	(81)
Loss before benefit from income taxes	(6,845)	(2,404)	(19,730)	(14,320)
Benefit from income taxes	—	—	3,652	—
Net loss	$(6,845)	$(2,404)	$(16,077)	$(14,320)
Net loss per common share:
Basic and Diluted	$(0.37)	$(45.68)	$(1.41)	$(289.39)
Weighted-average shares outstanding:
Basic and Diluted	18,598,749	52,630	11,394,971	49,486